Exhibit 10.3 Letter of Amendment

CHEMBIO DIAGNOSTICS, INC.

October 5, 2006

Crestview Capital Master, LLC
95 Revere Drive, Suite A
Northbrook, IL 60062

Inverness Medical Innovations, Inc.
51 Sawyer Road
Waltham, MA 02453

Dear Gentlemen and Ladies:

On September 29, 2006, each of you and Chembio Diagnostics, Inc. (the "Company") entered into a Securities Purchase Agreement, Registration Rights Agreement and a Common Stock Purchase Warrant with your purchase of the Company's Series C Convertible Preferred Stock (the "Preferred Stock") and Warrants to purchase the Company's Common Stock.  The Company filed a Certificate of Designation with the Nevada Secretary of State regarding the Preferred Stock on that date.

As contemplated in the Securities Purchase Agreement, the Company has made arrangements to sell additional shares of the Preferred Stock and Warrants to other investors with an aggregate Subscription Amount not in excess of the $10,000,000 maximum set forth therein (which amount includes your investments and conversions by certain holders of the Secured Debentures).   As you are aware, in order to attract additional investors, the Company agreed to lower the conversion price of the Preferred Stock from $.85 to $.80 and to issue Warrants to purchase 62,500 shares of Common Stock to Midtown Partners as part of its fee for soliciting investors with an aggregate Subscription Amount of $1,000,000.  The purpose of this letter agreement is to confirm our understandings and agreements regarding the conversion price and other matters relating to your investment, as follows:

1. The conversion price of the Preferred Stock issued to you will be changed to $.80.

2. The Company will file an Amended and Restated Certificate of Designation with the Nevada Secretary of State reflecting the new conversion price of $.80.

3. The Warrant exercise price of $1.00 per share will not be changed as a result of the change in the conversion price of the Preferred Stock or the issuance of the Warrants to Midtown Partners.

4. The total number of Warrants issued to each of you will be increased to 625,000.

5. The 62,500 shares underlying the Warrants issued to Midtown Partners will be included in the registration statement to be filed by the Company as provided in the Registration Rights Agreement.

6. The deadline for the Company's filing of a Report on Form 8-K on October 5, 2006 as provided in Section 4.6 of the Securities Purchase Agreement is changed from 8:30 am to 5:00 pm.

This letter constitutes an amendment to the Securities Purchase Agreement, the Registration Rights Agreement, and the Common Stock Purchase Warrant. Except as otherwise specifically modified herein, the terms and conditions of the Securities Purchase Agreement, the Registration Rights Agreement, and the Common Stock Purchase Warrant are unaffected and remain in full force and effect.

If you agree to the terms of this letter, please so indicate by signing in the space designated below. We very much appreciate your investment in the Company.

Very truly yours,

Lawrence A. Siebert
CEO

Agreed to:

CRESTVIEW CAPITAL MASTER, LLC    Date:

By:
Name:
Title:

INVERNESS MEDICAL INNOVATIONS, INC.    Date:

By:
Name:
Title: